Measurement Specialties, Inc. and Subsidiaries

As of March 31, 2006



Measurement Specialties, Inc. (New Jersey)
IC Sensors, Inc. (California)
Measurement Specialties Foreign Holdings Corporation (Delaware)
Elekon Industries USA, Inc. (California)
Entran Devices, LLC (Delaware)
Kenabell Holding Limited (BVI)
MSI Sensor (Asia) Limited (Hong Kong)
Acalon Holdings Limited (Cyprus)
MSI Sensor (China) Limited (Peoples' Republic of China; Shenzhen)
MWS Sensorik GmbH (Germany)
Entran SA (France)
HL Planartechnik GmbH
Humirel SA (France)
Entran Sensoren GmbH (Germany)
Entran Limited (UK)
ATEX